Exhibit 4.3

EXECUTION COPY

SUPPLEMENTAL INDENTURE FOR

ADDITIONAL NOTE GUARANTEES

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture for Additional Guarantees”), dated as of January 31, 2007, among Reliance Electric Company, Reliance Electrical Technologies, LLC and REC Holding, Inc. (each a “Guaranteeing Subsidiary” and together the “Guaranteeing Subsidiaries”), each a subsidiary of Baldor Electric Company), a Missouri corporation (the “Company”), the Company and Wells Fargo Bank, N.A., as trustee under the indentures referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of January 31, 2007, between the Company and the Trustee, as amended by a first supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of January 31, 2007, among the Company, Baldor Sub 1, Inc., Baldor Sub 2, Inc. and Baldor Sub 3, Inc., as guarantors (the “Guarantors”) and the Trustee, providing for the original issuance of an aggregate principal amount of $550 million of 8 5/8% Senior Notes due 2017 (the “Initial Notes”), and, subject to the terms of the Supplemental Indenture, future unlimited issuances of 8 5/8% Senior Notes due 2017 (the “Additional Notes,” and together with the Initial Notes, the “Notes”);

WHEREAS, each of the Guarantors has merged with and into a Guaranteeing Subsidiary as follows: Baldor Sub 1, Inc. has merged with and into Reliance Electric Company, with Reliance Electric Company succeeding to all rights and obligations of Baldor Sub 1, Inc.; Baldor Sub 2, Inc. has merged with and into Reliance Electrical Technologies, LLC, with Reliance Electrical Technologies, LLC, succeeding to all rights and obligations of Baldor Sub 2, Inc.; and Baldor Sub 3, Inc. has merged with and into REC Holding, Inc., with REC Holding, Inc. succeeding to all rights and obligations of Baldor Sub 3, Inc.; and

WHEREAS, pursuant to Section 4.16 and 10.03 of the Supplemental Indenture, the Trustee, the Company and each of the Guaranteeing Subsidiaries are authorized and required to execute and deliver this Supplemental Indenture for Additional Guarantees in order to assume expressly the Notes Guarantee of the respective Guarantor with which each has merged.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Trustee, the Company and the other Guarantors mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Unless otherwise defined in this Supplemental Indenture for Additional Guarantees, capitalized terms used herein without definition shall have the meanings assigned to them in the Supplemental Indenture.

2. Agreement to be Bound; Guarantee. Each Guaranteeing Subsidiary hereby assumes the Notes Guarantee of the respective Guarantor with which it has merged and hereby becomes a party to the Supplemental Indenture as a Guarantor and as such will have all of the rights and be subject to all of the Obligations and agreements of a Guarantor under the

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Indenture. Each Guaranteeing Subsidiary hereby agrees to be bound by all of the provisions of the Supplemental Indenture applicable to a Guarantor and to perform all of the Obligations and agreements of a Guarantor under the Supplemental Indenture. In furtherance of the foregoing, the Guaranteeing Subsidiary shall be deemed a Guarantor for purposes of Article 10 of the Supplemental Indenture, including, without limitation, Section 10.02 thereof.

3. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTES GUARANTEES.

4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture for Additional Guarantees. Each signed copy shall be an original, but all of them together represent the same agreement.

5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture for Additional Guarantees or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

7. Ratification of Indenture; Supplemental Indenture for Additional Guarantees Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture for Additional Guarantees shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall by bound hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture for Additional Guarantees to be duly executed and attested, all as of the date first above written.

Dated: January 31, 2007

BALDOR ELECTRIC COMPANY, a Missouri corporation

By:	/s/ Ronald E. Tucker
Name: Ronald E. Tucker
Title: President, Chief Financial Officer and Secretary

WELLS FARGO BANK, N.A.

as Trustee

By:	/s/ Steven Gubrud
Name: Steven Gubrud
Title: Vice President

RELIANCE ELECTRIC COMPANY

By:	/s/ Ronald E. Tucker
Name: Ronald E. Tucker
Title: President and Secretary

RELIANCE ELECTRICAL TECHNOLOGIES, LLC

By:	/s/ Ronald E. Tucker
Name: Ronald E. Tucker
Title: President and Secretary

REC HOLDING, INC.

By:	/s/ Ronald E. Tucker
Name: Ronald E. Tucker
Title: President and Secretary

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